Coopers & Lybrand




                       Consent of Independent Accountants









To the Trustees of Scudder State Tax Free Trust:



     We consent to the incorporation by reference in Post-Effective Amendment No. 24 to the Registration Statement of Scudder State Tax Free Trust on Form
N-1A, of our report dated December 12, 1997 on our audit of the financial statements and financial highlights of Scudder Massachusetts Limited Term Tax Free Fund, which report is included in the Annual Report to Shareholders for the year ended October 31, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement.



     We also consent to the reference to our Firm under the caption, "Experts."


                                                     /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                                   Coopers & Lybrand L.L.P.
February 19, 1998